Exhibit T3.A9

CR-125924

Certificate Of Incorporation

I, D. EVADNE EBANKS *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

SunPower Philippines Manufacturing Ltd.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 22nd day of May Two Thousand Three

Given under my hand and Seal at George Town in the Island of Grand Cayman this 22nd day of May Two Thousand Three

REGISTRAR OF COMPANIES EXEMPTED CAYMAN ISLANDS

Assistant Registrar of Companies, Cayman Islands, B.W.I.